Document Security Systems, Inc.  Announces Ticker Symbol
Change for its Common Stock

Rochester, NY, June 30, 2011 – Document Security Systems, Inc. (“DSS”) (NYSE AMEX: DMC), a leader in document, digital information and brand protection solutions, including counterfeit prevention, authentication, mass serialization, RFID and cloud computing technologies, is pleased to announce that its ticker symbol will change effective on July 11, 2011 from “DMC” to “DSS”.

About Document Security Systems, Inc.
DSS provides comprehensive brand information protection solutions to corporations, governments, and financial institutions around the world. DSS develops and manufactures products and services containing patented and patent pending optical deterrent technologies that help prevent counterfeiting and brand fraud from the use of the most advanced scanners, copiers and imaging systems in the market. The Company owns numerous patented and patent-pending technologies and products. DSS uses its covert and overt technologies to protect a wide range of documents including, but not limited to, consumer packaging, vital records, ID Cards, Smart Cards, passports, gift certificates and coupons. The Company also protects digital information via secure cloud computing and disaster recovery services. Furthermore, DSS uses its extensive knowledgebase to provide comprehensive brand protection solutions to its customers. From risk analysis and vulnerability assessment, to systems integration and monitoring, DSS offers the advanced tools and knowledgebase needed to protect the world’s most valuable and at-risk brands. DSS’s customized solutions are designed to protect against product diversion, counterfeit, and other costly and damaging occurrences.  For more information on DSS, please visit www.DSSsecure.com.

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For more information:
Jason Grady
Director of Worldwide Sales and Marketing
Tel: (585) 325-3610
Email: jason.grady@documentsecurity.com

Jody Janson
Investor Relations
Tel: (585) 232-5440
Email: ir@documentsecurity.com